Exhibit 5

RICHARDSON & PATEL LLP

May 9, 2014

Board of Directors

Helios and Matheson Analytics Inc.

Empire State Building, 350 Fifth Avenue

New York, New York 10118

Re:	Registration Statement on Form S-8
Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Helios and Matheson Analytics Inc., a Delaware corporation (the “Company”), in connection with the preparation of and the filing with the Securities and Exchange Commission under the Securities Act of 1933 of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) relating to 400,000 shares of the Company’s common stock (the “Plan Shares”) which are reserved for issuance from the Helios and Matheson Analytics Inc. 2014 Equity Incentive Plan.

In connection with that registration, we have reviewed the proceedings of the Board of Directors and stockholders of the Company relating to the registration and proposed issuance of the Plan Shares, the Certificate of Incorporation of the Company and all amendments thereto, the Bylaws of the Company and all amendments thereto, and such other documents and matters as we have deemed necessary to the rendering of the following opinion.

This opinion is opining upon and is limited to the current federal laws of the United States and the Delaware General Corporation Law. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

Based upon the foregoing, we are of the opinion that (i) the Plan Shares issuable by the Company pursuant to the Registration Statement, including the Plan Shares that will be issued upon exercise of the options, will be validly issued, fully paid and nonassessable. We do not find it necessary for the purposes of this opinion to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states of the United States to the issuance and sale of the Shares.

We consent to the use of this opinion in the Registration Statement.

Very truly yours, /s/ RICHARDSON & PATEL LLP